February 26, 2003

Toronto Stock Exchange
Trading Symbol:  MAN

PETITION SIGNATURES IN FAVOUR OF PROJECT DEVELOPMENT RISES TO 16,500

Manhattan Minerals Corp. is pleased to confirm that on February 25, 2003, a civic group from the District of Tambogrande, the Committee for the Development of Tambogrande submitted additional petitions in favor of an expeditious review of the company’s EIA for the Tambogrande mine, and responsible mine development.  The total number of registered voters from the District of Tambogrande who have signed this petition is now 16,500.  Each petition signature includes that individual’s voter identification number and their fingerprint.  For comparison, in the most recent District mayoral elections of November 2002, there were 32,000 votes cast.  The current mayor of Tambogrande, who is opposed to development, was elected with 7,122 votes.

On February 12, 2003, the various stakeholders for the project met with the Ombudsman in Piura, and the Committee for the Development of Tambogrande was granted full stakeholder status in the Dialogue Table.  As well, the major agricultural leaders in the District continue to voice their support for the Dialogue Table.  As published in El Correo, a Piura newspaper on February 12, the President of the Association of Colones for the San Lorenzo Valley stated “We feel that the Table of Dialogue must continue in order to be able to reach an agreement and resolve the issues and problems in the area”.  The President of the Association of Mango Producers for the San Lorenzo Valley stated “To withdraw from the Table of Dialogue politicizes this issue, and this creates an internal conflict between organizations.  The EIA must be discussed.  We can not live in conflict, while other people receive generous salaries from various NGO’s.”  Mr. Raul Silupu Panta, President of the Committee for the Development of Tambogrande stated  “We are in favor of dialogue and we are very happy to be accepted as a member of the next Table of Dialogue, thanks to the Defensor del Pueblo.”

For further information please contact,

Lawrence Glaser

Tel: (604) 669-3397

Chairman & CEO

www.manhattan-min.com